RE/MAX Holdings Reports Third Quarter 2019 Results

DENVER, Oct. 31, 2019 /PRNewswire/ --

Third Quarter 2019 Highlights

(Compared to third quarter 2018 unless otherwise noted)

  Total agent count increased 3.5% to 128,258 agents
  U.S. and Canada combined agent count decreased 1.9% to 84,067 agents
  Total open Motto Mortgage franchises increased to 104 offices
  Revenue of $71.5 million; excluding Marketing Funds revenue, decreased 2.5% to $53.5 million
  Net income attributable to RE/MAX Holdings, Inc. of $9.2 million and earnings per diluted share (GAAP EPS) of $0.51
  Adjusted EBITDA1 of $28.2 million, Adjusted EBITDA margin1 of 39.4% and Adjusted earnings per diluted share (Adjusted EPS1) of $0.61

RE/MAX Holdings, Inc. (the "Company" or "RE/MAX Holdings") (NYSE: RMAX), parent company of RE/MAX, one of the world's leading franchisors of real estate brokerage services, and Motto Mortgage ("Motto"), an innovative mortgage brokerage franchise, today announced operating results for the quarter ended September 30, 2019.

"The successful launch of our booj technology platform, greater stability in U.S. agent count, continued double-digit growth in international agent count, and ongoing Motto Mortgage expansion were third-quarter highlights," stated Adam Contos, RE/MAX Holdings Chief Executive Officer. "We're starting to see positive traction from the multiple strategic moves we've made the past two years. And although it's still early, our recent performance coupled with the improving housing markets in both the U.S. and Canada gives us added confidence that we'll end 2019 with momentum."

Contos continued, "The release of the booj platform was a milestone event for RE/MAX. After months of anticipation, our brokers and agents are extremely pleased with the new technology, which will help them better connect with clients and establish a far more effective digital presence. The advantages they've been hearing about are now becoming real, and they will continue to see further evidence of this with agent, team and office websites, a modern new consumer app, and the refresh of remax.com. The booj launch has helped energize our brokers with a renewed focus on growing their businesses, which should prove impactful as we head toward 2020. On the Motto side, we see continued demand across multiple customer types along with an acceleration in open rates of recent franchisees. Many of our current franchisees are also enjoying the recent re-financing boom on top of steady purchase origination volume. We are pleased with how well Motto has grown through its first three years, and we continue to invest in its future growth and success."

Third Quarter 2019 Operating Results

Agent Count

The following table compares agent count as of September 30, 2019 and 2018:

	As of September 30,		Change
	2019	2018	#	%
U.S.	62,548	64,290	(1,742)	(2.7)
Canada	21,519	21,408	111	0.5
Subtotal	84,067	85,698	(1,631)	(1.9)
Outside the U.S. & Canada	44,191	38,207	5,984	15.7
Total	128,258	123,905	4,353	3.5

Revenue

RE/MAX Holdings generated total revenue of $71.5 million in the third quarter of 2019, an increase of $16.7 million or 30.4% compared to $54.9 million in the third quarter of 2018. Revenue increased primarily due to the January 1, 2019 acquisition of the Marketing Funds. Recurring revenue streams, which consist of continuing franchise fees and annual dues, decreased $0.6 million compared to the third quarter of 2018 and accounted for 63.5% of revenue in the third quarter of 2019, excluding the Marketing Funds, compared to 63.1% in the comparable period in 2018.

Operating Expenses

Total operating expenses were $48.1 million for the third quarter of 2019. Excluding operating expenses from the Marketing Funds, third quarter 2019 operating expenses totaled $30.1 million, a decrease of $3.0 million or 9.0% compared to $33.1 million in the third quarter of 2018. Expenses decreased primarily due to lower selling, operating and administrative expenses.

Selling, operating and administrative expenses were $24.5 million in the third quarter of 2019, a decrease of $3.0 million or 10.9% compared to the third quarter of 2018 and represented 45.7% of revenue, excluding the Marketing Funds, compared to 50.1% in the prior-year period. Selling, operating and administrative expenses decreased primarily due to lower equity-based compensation and other personnel expenses and professional fees, partially offset by increases in training expenses for the booj technology platform and property tax expense as well as a less favorable fair value adjustment of our Motto contingent consideration liability.

Net Income and GAAP EPS

Net income attributable to RE/MAX Holdings was $9.2 million for the third quarter of 2019, an increase of $1.0 million over the third quarter of 2018. Reported basic and diluted GAAP EPS were $0.51 for the third quarter of 2019 compared to $0.46 in the third quarter of 2018.

Adjusted EBITDA and Adjusted EPS

Adjusted EBITDA was $28.2 million for the third quarter of 2019, a decrease of $1.3 million or 4.4% from the third quarter of 2018. Adjusted EBITDA decreased primarily due to lower organic revenue growth and additional training expenses related to the booj technology rollout, partially offset by lower costs for professional fees. Adjusted EBITDA margin was 39.4% in the third quarter of 2019 compared to 53.7% in the third quarter of 2018 and decreased primarily due to the acquisition of the Marketing Funds.

Adjusted basic and diluted EPS were each $0.61 for the third quarter of 2019, a decrease of $0.02 per share compared to the third quarter of 2018. The ownership structure used to calculate Adjusted basic and diluted EPS for the quarter ended September 30, 2019 assumes RE/MAX Holdings owned 100% of RMCO, LLC ("RMCO"). The weighted average ownership RE/MAX Holdings had in RMCO was 58.7% for the quarter ended September 30, 2019.

Balance Sheet

As of September 30, 2019, the Company had cash and cash equivalents of $87.8 million. The Company's cash and cash equivalents increased $27.8 million from December 31, 2018. As of September 30, 2019, the Company had $226.2 million of outstanding debt, net of an unamortized debt discount and issuance costs, a decrease of $1.6 million compared to $227.8 million as of December 31, 2018.

Dividend

On October 30, 2019, the Company's Board of Directors approved a quarterly cash dividend of $0.21 per share. The quarterly dividend is payable on November 27, 2019, to shareholders of record at the close of business on November 13, 2019.

Outlook

The Company's fourth quarter and full-year 2019 Outlook assumes no further currency movements, acquisitions or divestitures.

For the fourth quarter of 2019, RE/MAX Holdings expects:

  Agent count to increase 3.0% to 4.0% over fourth quarter 2018;
  Revenue in a range of $66.5 million to $69.5 million (including revenue from the Marketing Funds in a range of $17.5 million to $18.5 million); and
  Adjusted EBITDA in a range of $21.0 million to $23.0 million.

For the full-year 2019, RE/MAX Holdings is adjusting its guidance and now expects:

  Agent count to increase 3.0% to 4.0% over full-year 2018, changed from 2.0% to 4.0%;
  Revenue in a range of $280.5 million to $283.5 million (including revenue from the Marketing Funds in a range of $72.0 million to $74.0 million), changed from $279.5 million to $283.5 million (including revenue from the Marketing Funds in a range of $71.5 million to $73.5 million); and
  Adjusted EBITDA in a range of $102.0 million to $104.0 million, changed from $101.0 million to $104.0 million.

The effective U.S. GAAP tax rate attributable to RE/MAX Holdings is estimated to be between 17% and 19% in 2019.

Webcast and Conference Call

The Company will host a conference call for interested parties on Friday, November 1, 2019, beginning at 8:30 a.m. Eastern Time. Interested parties can access the conference call using the following dial-in numbers:

U.S.	1-833-287-0798
Canada & International	1-647-689-4457

Interested parties can access a live webcast through the Investor Relations section of the Company's website at investors.remax.com. Please dial-in or join the webcast 10 minutes before the start of the conference call. An archive of the webcast will be available on the Company's website for a limited time as well.

Basis of Presentation

Unless otherwise noted, the results presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

Footnote:

1 Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS are non-GAAP measures. These terms are defined at the end of this release. Please see Tables 5 and 6 appearing later in this release for reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.

About RE/MAX Holdings, Inc.

RE/MAX Holdings, Inc. (NYSE: RMAX) is one of the world's leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX® brand, and mortgage brokerages within the U.S. under the Motto® Mortgage brand. RE/MAX was founded in 1973 by David and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Now with more than 125,000 agents across over 110 countries and territories, nobody in the world sells more real estate than RE/MAX, as measured by total residential transaction sides. Dedicated to innovation and change in the real estate industry, RE/MAX launched Motto Franchising, LLC, a ground-breaking mortgage brokerage franchisor, in 2016.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are often identified by the use of words such as "believe," "intend," "expect," "estimate," "plan," "outlook," "project," "anticipate," "may," "will," "would" and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. Forward-looking statements include statements related to: agent count; franchise sales; revenue; operating expenses; the Company's outlook for the fourth quarter and full year 2019; dividends; non-GAAP financial measures; estimated effective tax rates for 2019; housing and mortgage market conditions; economic and demographic trends; expansion of Motto Mortgage; the booj technology platform, including agent, team and office websites, consumer app and refresh of remax.com; and the Company's strategic and operating plans and business models. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily accurately indicate the times at which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Such risks and uncertainties include, without limitation, (1) changes in the real estate market or interest rates and availability of financing, (2) changes in business and economic activity in general, (3) the Company's ability to attract and retain quality franchisees, (4) the Company's franchisees' ability to recruit and retain real estate agents and mortgage loan originators, (5) changes in laws and regulations, (6) the Company's ability to enhance, market, and protect the RE/MAX and Motto Mortgage brands, (7) the Company's ability to implement its technology initiatives, (8) fluctuations in foreign currency exchange rates, (9) the impact of recent changes to our senior management team, (10) the impact of the findings and recommendations of the previously disclosed Special Committee investigation on the Company and its management and operations, and those risks and uncertainties described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company's website at www.remax.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no obligation, to update this information to reflect future events or circumstances.

TABLE 1
RE/MAX Holdings, Inc. Condensed Consolidated Statements of Income (Amounts in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue:
Continuing franchise fees	$25,168	$25,495	$75,018	$75,946
Annual dues	8,835	9,106	26,508	26,775
Broker fees	13,292	13,488	35,339	36,669
Marketing Funds fees	18,034	—	54,866	—
Franchise sales and other revenue	6,212	6,777	22,369	22,395
Total revenue	71,541	54,866	214,100	161,785
Operating expenses:
Selling, operating and administrative expenses	24,478	27,461	83,728	90,136
Marketing Funds expenses	18,034	—	54,866	—
Depreciation and amortization	5,595	5,608	16,694	15,252
(Gain) loss on sale or disposition of assets, net	(10)	(10)	353	(41)
Total operating expenses	48,097	33,059	155,641	105,347
Operating income	23,444	21,807	58,459	56,438
Other expenses, net:
Interest expense	(3,089)	(3,050)	(9,398)	(8,945)
Interest income	412	180	1,074	397
Foreign currency transaction gains (losses)	(50)	24	66	(162)
Total other expenses, net	(2,727)	(2,846)	(8,258)	(8,710)
Income before provision for income taxes	20,717	18,961	50,201	47,728
Provision for income taxes	(3,453)	(3,420)	(8,547)	(8,429)
Net income	$17,264	$15,541	$41,654	$39,299
Less: net income attributable to non-controlling interest	8,091	7,402	19,502	18,529
Net income attributable to RE/MAX Holdings, Inc.	$9,173	$8,139	$22,152	$20,770

Net income attributable to RE/MAX Holdings, Inc. per share of Class A common stock
Basic	$0.51	$0.46	$1.24	$1.17
Diluted	$0.51	$0.46	$1.24	$1.17
Weighted average shares of Class A common stock outstanding
Basic	17,826,332	17,746,184	17,803,708	17,733,910
Diluted	17,840,158	17,771,212	17,830,942	17,767,638
Cash dividends declared per share of Class A common stock	$0.21	$0.20	$0.63	$0.60

TABLE 2
RE/MAX Holdings, Inc. Condensed Consolidated Balance Sheets (Amounts in thousands, except share and per share amounts) (Unaudited)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$87,763	$59,974
Restricted cash	19,118	—
Accounts and notes receivable, current portion, less allowances of $11,273 and $7,980, respectively	30,722	21,185
Income taxes receivable	1,508	533
Other current assets	12,165	5,855
Total current assets	151,276	87,547
Property and equipment, net of accumulated depreciation of $14,572 and $13,280, respectively	5,462	4,390
Operating lease right of use assets	52,258	—
Franchise agreements, net	91,538	103,157
Other intangible assets, net	24,946	22,965
Goodwill	150,776	150,684
Deferred tax assets, net	49,971	53,698
Other assets, net of current portion	5,506	4,399
Total assets	$531,733	$426,840
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,428	$1,890
Accrued liabilities	51,129	13,143
Income taxes payable	143	208
Deferred revenue	24,996	25,489
Current portion of debt	2,645	2,622
Current portion of payable pursuant to tax receivable agreements	3,578	3,567
Operating lease liabilities	4,957	—
Total current liabilities	90,876	46,919
Debt, net of current portion	223,556	225,165
Payable pursuant to tax receivable agreements, net of current portion	34,355	37,220
Deferred tax liabilities, net	328	400
Deferred revenue, net of current portion	18,851	20,224
Operating lease liabilities, net of current portion	57,280	—
Other liabilities, net of current portion	6,077	17,637
Total liabilities	431,323	347,565
Commitments and contingencies
Stockholders' equity:
Class A common stock, par value $0.0001 per share, 180,000,000 shares authorized; 17,835,719 shares issued and outstanding as of September 30, 2019; 17,754,416 shares issued and outstanding as of December 31, 2018	2	2
Class B common stock, par value $0.0001 per share, 1,000 shares authorized; 1 share issued and outstanding as of September 30, 2019 and December 31, 2018	—	—
Additional paid-in capital	462,245	460,101
Retained earnings	31,992	21,138
Accumulated other comprehensive income, net of tax	379	328
Total stockholders' equity attributable to RE/MAX Holdings, Inc.	494,618	481,569
Non-controlling interest	(394,208)	(402,294)
Total stockholders' equity	100,410	79,275
Total liabilities and stockholders' equity	$531,733	$426,840

TABLE 3
RE/MAX Holdings, Inc. Condensed Consolidated Statements of Cash Flow (Amounts in thousands) (Unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net income	$41,654	$39,299
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,694	15,252
Bad debt expense	3,420	1,257
Loss (gain) on sale or disposition of assets and sublease, net	353	(146)
Equity-based compensation expense	4,860	6,141
Deferred income tax expense	3,630	3,503
Fair value adjustments to contingent consideration	330	(860)
Payments pursuant to tax receivable agreements	(2,854)	(5,047)
Other, net	840	902
Changes in operating assets and liabilities	(13,740)	(3,279)
Net cash provided by operating activities	55,187	57,022
Cash flows from investing activities:
Purchases of property, equipment and software and capitalization of trademark costs	(10,093)	(5,316)
Acquisitions, net of cash acquired of $0 and $362, respectively	—	(25,888)
Restricted cash acquired with the Marketing Funds acquisition	28,495	—
Other	(1,200)	—
Net cash provided by (used in) investing activities	17,202	(31,204)
Cash flows from financing activities:
Payments on debt	(1,964)	(2,382)
Distributions paid to non-controlling unitholders	(11,460)	(11,259)
Dividends and dividend equivalents paid to Class A common stockholders	(11,298)	(10,758)
Payment of payroll taxes related to net settled restricted stock units	(836)	(895)
Payment of contingent consideration	—	(50)
Net cash used in financing activities	(25,558)	(25,344)
Effect of exchange rate changes on cash	76	(18)
Net increase (decrease) in cash, cash equivalents and restricted cash	46,907	456
Cash, cash equivalents and restricted cash, beginning of year	59,974	50,807
Cash, cash equivalents and restricted cash, end of period	$106,881	$51,263

TABLE 4
RE/MAX Holdings, Inc. Agent Count (Unaudited)

	As of
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Agent Count:
U.S.
Company-owned Regions (1)	48,576	48,748	48,904	49,318	50,342	50,432	49,760	49,411
Independent Regions (1)	13,972	13,952	13,760	13,804	13,948	14,063	13,852	13,751
U.S. Total	62,548	62,700	62,664	63,122	64,290	64,495	63,612	63,162
Canada
Company-owned Regions	6,402	6,510	6,549	6,702	6,858	6,915	6,920	6,882
Independent Regions	15,117	14,923	14,818	14,625	14,550	14,451	14,297	14,230
Canada Total	21,519	21,433	21,367	21,327	21,408	21,366	21,217	21,112
U.S. and Canada Total	84,067	84,133	84,031	84,449	85,698	85,861	84,829	84,274
Outside U.S. and Canada
Independent Regions	44,191	42,887	41,501	39,831	38,207	37,221	35,992	34,767
Outside U.S. and Canada Total	44,191	42,887	41,501	39,831	38,207	37,221	35,992	34,767
Total	128,258	127,020	125,532	124,280	123,905	123,082	120,821	119,041
____________________
(1)

As of each quarter end since December 31, 2017, U.S. Company-owned Regions include agents in the Northern Illinois region, which converted from an Independent Region to a Company-owned Region in connection with the acquisition of certain assets of RE/MAX of Northern Illinois, Inc., including the regional franchise agreements issued by us permitting the sale of RE/MAX franchises in the northern region of the state of Illinois, on November 15, 2017. As of the acquisition date, the Northern Illinois region had 2,266 agents.

TABLE 5
RE/MAX Holdings, Inc. Adjusted EBITDA Reconciliation to Net Income (Amounts in thousands, except percentages) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in 000s)	2019	2018	2019	2018
Net income	$17,264	$15,541	$41,654	$39,299
Depreciation and amortization	5,595	5,608	16,694	15,252
Interest expense	3,089	3,050	9,398	8,945
Interest income	(412)	(180)	(1,074)	(397)
Provision for income taxes	3,453	3,420	8,547	8,429
EBITDA	28,989	27,439	75,219	71,528
(Gain) loss on sale or disposition of assets and sublease, net	(10)	(5)	353	(146)
Equity-based compensation expense (1)	(987)	2,717	4,860	6,141
Acquisition-related expense (2)	181	141	268	1,628
Special Committee investigation and remediation expense (3)	—	111	—	2,761
Fair value adjustments to contingent consideration (4)	(15)	(940)	330	(860)
Adjusted EBITDA (5)	$28,158	$29,463	$81,030	$81,052
Adjusted EBITDA Margin (5)	39.4%	53.7%	37.8%	50.1%

____________________
(1)

For the three and nine months ended September 30, 2019, the Company reversed expense for performance awards for certain booj work deliverables as well as for certain revenue performance awards. The booj delivery date was extended to December 31, 2019.

(2)	Acquisition-related expense includes legal, accounting, advisory and consulting fees incurred in connection with the acquisition and integration of acquired companies.
(3)

Special Committee investigation and remediation expense relates to costs incurred in relation to the previously disclosed investigation by the special committee of independent directors of actions of certain members of our senior management and the implementation of the remediation plan.

(4)	Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liability.
(5)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

TABLE 6
RE/MAX Holdings, Inc. Adjusted Net Income and Adjusted Earnings per Share (Amounts in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in 000s)	2019	2018	2019	2018
Net income	$17,264	$15,541	$41,654	$39,299
Amortization of acquired intangible assets	4,459	4,841	13,390	13,036
Provision for income taxes	3,453	3,420	8,547	8,429
Add-backs:
(Gain) loss on sale or disposition of assets and sublease, net	(10)	(5)	353	(146)
Equity-based compensation expense (1)	(987)	2,717	4,860	6,141
Acquisition-related expense (2)	181	141	268	1,628
Special Committee investigation and remediation expense (3)	—	111	—	2,761
Fair value adjustments to contingent consideration (4)	(15)	(940)	330	(860)
Adjusted pre-tax net income	24,345	25,826	69,402	70,288
Less: Provision for income taxes at 24%	(5,843)	(6,198)	(16,656)	(16,869)
Adjusted net income (5)	$18,502	$19,628	$52,746	$53,419

Total basic pro forma shares outstanding	30,385,932	30,305,784	30,363,308	30,293,510
Total diluted pro forma shares outstanding	30,399,758	30,330,812	30,390,542	30,327,238

Adjusted net income basic earnings per share (5)	$0.61	$0.65	$1.74	$1.76
Adjusted net income diluted earnings per share (5)	$0.61	$0.65	$1.74	$1.76

____________________
(1)

For the three and nine months ended September 30, 2019, the Company reversed expense for performance awards for certain booj work deliverables as well as for certain revenue performance awards. The booj delivery date was extended to December 31, 2019.

(2)	Acquisition-related expense includes legal, accounting, advisory and consulting fees incurred in connection with the acquisition and integration of acquired companies.
(3)

Special Committee investigation and remediation expense relates to costs incurred in relation to the previously disclosed investigation by the special committee of independent directors of actions of certain members of our senior management and the implementation of the remediation plan.

(4)	Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liability.
(5)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

TABLE 7
RE/MAX Holdings, Inc. Pro Forma Shares Outstanding (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Total basic weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	17,826,332	17,746,184	17,803,708	17,733,910
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	12,559,600	12,559,600	12,559,600	12,559,600
Total basic pro forma weighted average shares outstanding	30,385,932	30,305,784	30,363,308	30,293,510

Total diluted weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	17,826,332	17,746,184	17,803,708	17,733,910
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	12,559,600	12,559,600	12,559,600	12,559,600
Dilutive effect of unvested restricted stock units (1)	13,826	25,028	27,234	33,728
Total diluted pro forma weighted average shares outstanding	30,399,758	30,330,812	30,390,542	30,327,238
____________________
(1)	In accordance with the treasury stock method.

TABLE 8
RE/MAX Holdings, Inc. Free Cash Flow & Unencumbered Cash (Unaudited)

	September 30,
	2019	2018
Cash flow from operations	$55,187	$57,022
Less: Purchases of property and equipment and capitalization of developed software and trademark costs	(10,093)	(5,316)
Decreases in restricted cash of the Marketing Funds (1)	9,377	-
Free cash flow (2)	54,471	51,706

Free cash flow	54,471	51,706
Less: Tax/Other non-dividend distributions to RIHI	(3,547)	(3,723)
Free cash flow after tax/non-dividend distributions to RIHI (2)	50,924	47,983

Free cash flow after tax/non-dividend distributions to RIHI	50,924	47,983
Less: Debt principal payments	(1,964)	(2,348)
Unencumbered cash generated (2)	$48,960	$45,635

Summary
Cash flow from operations	$55,187	$57,022
Free cash flow	$54,471	$51,706
Free cash flow after tax/non-dividend distributions to RIHI	$50,924	$47,983
Unencumbered cash generated	$48,960	$45,635

Adjusted EBITDA	$81,030	$81,052
Free cash flow as % of Adjusted EBITDA	67.2%	63.8%
Free cash flow less distributions to RIHI as % of Adjusted EBITDA	62.8%	59.2%
Unencumbered cash generated as % of Adjusted EBITDA	60.4%	56.3%
____________________
(1)

In January 2019, the Company acquired all of the regional and pan-regional advertising fund entities previously owned by its founder and Chairman of the Board of Directors, David Liniger, collectively, the "Marketing Funds". Beginning January 1, 2019, all assets and liabilities of the Marketing Funds are reflected in the condensed consolidated financial statements of the Company, including approximately $28.5 million of restricted cash. This line reflects any subsequent changes in the restricted cash balance since the initial acquisition date (which under GAAP reflects as either (a) a decrease in cash flow from operations or (b) an incremental amount of purchases of property and equipment and capitalization of developed software) so as to remove the impact of changes in restricted cash in determining free cash flow.

(2)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of financial measures that are not in accordance with U.S. GAAP, such as Adjusted EBITDA and the ratios related thereto, Adjusted net income, Adjusted basic and diluted earnings per share (Adjusted EPS) and free cash flow. These measures are derived on the basis of methodologies other than in accordance with U.S. GAAP.

The Company defines Adjusted EBITDA as EBITDA (consolidated net income before depreciation and amortization, interest expense, interest income and the provision for income taxes, each of which is presented in the unaudited condensed consolidated financial statements included earlier in this press release), adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: loss or gain on sale or disposition of assets and sublease, equity-based compensation expense, acquisition-related expense, Special Committee investigation and remediation expense, gain on reduction in tax receivable agreement liability, expense or income related to changes in the estimated fair value measurement of contingent consideration, and other non-recurring items.

Because Adjusted EBITDA and Adjusted EBITDA margin omit certain non-cash items and other non-recurring cash charges or other items, the Company believes that each measure is less susceptible to variances that affect its operating performance resulting from depreciation, amortization and other non-cash and non-recurring cash charges or other items. The Company presents Adjusted EBITDA and the related Adjusted EBITDA margin because the Company believes they are useful as supplemental measures in evaluating the performance of its operating businesses and provides greater transparency into the Company's results of operations. The Company's management uses Adjusted EBITDA and Adjusted EBITDA margin as factors in evaluating the performance of the business.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analyzing the Company's results as reported under U.S. GAAP. Some of these limitations are:

  these measures do not reflect changes in, or cash requirements for, the Company's working capital needs;
  these measures do not reflect the Company's interest expense, or the cash requirements necessary to service interest or principal payments on its debt;
  these measures do not reflect the Company's income tax expense or the cash requirements to pay its taxes;
  these measures do not reflect the cash requirements to pay dividends to stockholders of the Company's Class A common stock and tax and other cash distributions to its non-controlling unitholders;
  these measures do not reflect the cash requirements pursuant to the tax receivable agreements;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements;
  although equity-based compensation is a non-cash charge, the issuance of equity-based awards may have a dilutive impact on earnings per share; and
  other companies may calculate these measures differently so similarly named measures may not be comparable.

The Company's Adjusted EBITDA guidance does not include certain charges and costs. The adjustments to EBITDA in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior quarters, such as gain on sale or disposition of assets and sublease and acquisition-related expense, among others. The exclusion of these charges and costs in future periods will have a significant impact on the Company's Adjusted EBITDA. The Company is not able to provide a reconciliation of the Company's non-GAAP financial guidance to the corresponding U.S. GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

Adjusted net income is calculated as Net income attributable to RE/MAX Holdings, assuming the full exchange of all outstanding non-controlling interests for shares of Class A common stock as of the beginning of the period (and the related increase to the provision for income taxes after such exchange), plus primarily non-cash items and other items that management does not consider to be useful in assessing the Company's operating performance (e.g., amortization of acquired intangible assets, gain on sale or disposition of assets and sub-lease, Special Committee investigation and remediation expense, acquisition-related expense and equity-based compensation expense).

Adjusted basic and diluted earnings per share (Adjusted EPS) are calculated as Adjusted net income (as defined above) divided by pro forma (assuming the full exchange of all outstanding non-controlling interests) basic and diluted weighted average shares, as applicable.

When used in conjunction with GAAP financial measures, Adjusted net income and Adjusted EPS are supplemental measures of operating performance that management believes are useful measures to evaluate the Company's performance relative to the performance of its competitors as well as performance period over period. By assuming the full exchange of all outstanding non-controlling interests, management believes these measures:

  facilitate comparisons with other companies that do not have a low effective tax rate driven by a non-controlling interest on a pass-through entity;
  facilitate period over period comparisons because they eliminate the effect of changes in Net income attributable to RE/MAX Holdings, Inc. driven by increases in its ownership of RMCO, LLC, which are unrelated to the Company's operating performance; and
  eliminate primarily non-cash and other items that management does not consider to be useful in assessing the Company's operating performance.

Free cash flow is calculated as cash flows from operations less capital expenditures and any changes in restricted cash of the Marketing Funds, all as reported under GAAP, and quantifies how much cash a company has to pursue opportunities that enhance shareholder value. The restricted cash of the Marketing Funds is limited in use for the benefit of franchisees and any impact to free cash flow is removed. The Company believes free cash flow is useful to investors as a supplemental measure as it calculates the cash flow available for working capital needs, re-investment opportunities, potential independent region and strategic acquisitions, dividend payments or other strategic uses of cash.

Free cash flow after tax and non-dividend distributions to RIHI is calculated as free cash flow less tax and other non-dividend distributions paid to RIHI (the non-controlling interest holder) to enable RIHI to satisfy its income tax obligations. Similar payments would be made by the Company directly to federal and state taxing authorities as a component of the Company's consolidated provision for income taxes if a full exchange of non-controlling interests occurred in the future. As a result and given the significance of the Company's ongoing tax and non-dividend distribution obligations to its non-controlling interest, free cash flow after tax and non-dividend distributions, when used in conjunction with GAAP financial measures, provides a meaningful view of cash flow available to the Company to pursue opportunities that enhance shareholder value.

Unencumbered cash generated is calculated as free cash flow after tax and non-dividend distributions to RIHI less quarterly debt principal payments less annual excess cash flow payment on debt, as applicable. Given the significance of the Company's excess cash flow payment on debt, when applicable, unencumbered cash generated, when used in conjunction with GAAP financial measures, provides a meaningful view of the cash flow available to the Company to pursue opportunities that enhance shareholder value after considering its debt service obligations.

CONTACT: Investor Contact: Andy Schulz, (303) 796-3287, aschulz@remax.com OR Media Contact: Kerry McGovern, (303) 796-3283, kmcgovern@remax.com